Exhibit 10.1

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT, made and entered into as of April 1,   2011, by and among Integrated Freight Corporation, a Florida corporation, (“IFC”), Michael DeSimone (“Mr. DeSimone”) the sole stockholder of Cross Creek Trucking, Inc., an Oregon corporation, (“CCT”), and CCT for the purpose of its representations, warranties and deliverables set forth herein.

W I T N E S S E T H :

WHEREAS, IFC has acquired three trucking companies and is registered under the Securities Exchange Act of 1934 and its common stock is publicly traded under the symbol “IFCR”; and

WHEREAS, CCT is a trucking company with its headquarters office located in Central Point, Jackson County, Oregon; and

WHEREAS, IFC desires to acquire CCT as a going concern by the means of a cash payment and an exchange of shares of IFC’s common stock and of a convertible promissory note for all of CCT’s issued and outstanding common stock, constituting all of CCT’s issued and outstanding equity securities (“CCT’s Securities”) and thereafter to operate CCT as a wholly owned subsidiary; and

WHEREAS, Mr. DeSimone desires to exchange all of CCT’s Securities that he owns for shares of IFC’s common stock, cash, a convertible promissory note, and other good and valuable consideration described in this Agreement, and for CCT to be acquired by IFC, as contemplated by this Agreement; and

NOW, THEREFORE, in consideration of the premises herein before set forth, in reliance hereon and the mutual promises and respective representations and warranties of the parties, one to another made herein, and the reliance of each party upon the other(s) based hereon and other good and valuable consideration, the receipt and sufficiency of which the parties respectively acknowledge, the parties agree, for purposes of consummating the transaction(s) contemplated herein, as follows:

ARTICLE I
PRELIMINARY MATTERS

Section 1.01.  Recitals.  The parties acknowledge the recitals herein above set forth in the preamble are correct, and are, by this reference, incorporated herein and are made a part of this Agreement.

Section 1.02.  Exhibits and Schedules.  Exhibits (which are documents to be executed and delivered at the Closing by the party identified therein or in the provision requiring such delivery) and Schedules (which are attachments setting forth information about a party identified therein or in the provision requiring such attachment) referred to herein and annexed hereto are, by this reference, incorporated herein and made a part of this Agreement, as if set forth fully herein.

Section 1.03.  Use of words and phrases.  Natural persons may be identified by last name, with such additional descriptors as may be desirable.  The words “herein,” “hereby,” “hereunder,” “hereof,” “herein before,” “hereinafter” and any other equivalent words refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.  The words, terms and phrases defined herein and any pronoun used herein shall include the singular, plural and all genders.  The word “and” shall be construed as a coordinating conjunction unless the context clearly indicates that it should be construed as a copulative conjunction.

Page 1 of an 18 page Agreement, plus Exhibits and Schedules

Section 1.04.  Accounting terms.  All accounting terms not otherwise defined herein shall have the meanings assigned to them under generally accepted accounting principles unless specifically referenced to regulatory accounting principles.

Section 1.05.  Calculation of time lapse or passage; Action required on holidays.  When a provision of this Agreement requires or provides for the calculation of the lapse or passage of a time period, such period shall be calculated by treating the day on which the event which starts the lapse or passage occurs as zero; provided, that this provision shall not apply to any provision which specifies a certain day for action or payment, e.g. the first day of each calendar month.  Unless otherwise provided, the term “month” shall mean a period of thirty days and the term “year” shall mean a period of 360 days, except that the terms “calendar month” and “calendar year” shall mean the actual calendar period indicated.  If any day on which action is required to be taken or payment is required to be made under this Agreement is not a Business Day (Business Day being a day on which national banks are open for business where the actor or payor is located), then such action or payment shall be taken or made on the next succeeding Business Day.

Section 1.06.  Use of titles, headings and captions.  The titles, headings and captions of articles, sections, paragraphs and other subdivisions contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles, sections, paragraphs and other subdivisions.

ARTICLE II
TERMS OF THE TRANSACTIONS

Section 2.01.  Stock exchange transaction.  In accordance with the terms of this Agreement, on the Closing Date, IFC shall make a cash payment and deliver shares of its common stock and its convertible promissory note to Mr. DeSimone and Mr. DeSimone shall deliver to IFC all of CCT’s Securities.

Section 2.02.  Consideration.  In exchange for CCT’s Securities, IFC shall deliver, at closing,  2,500,000 shares of its common stock (“IFC’s Stock”), its convertible promissory note in a principal amount of $4,000,000, as more fully described in Section 2.03 and 1,500,000 common stock purchase warrants as more fully described in Section 2.06, (“IFC’s Note”) to Mr. DeSimone.

Section 2.03.  Terms of IFC’s Note.  IFC’s Note shall have the following terms:

Maturity – 96 months from the date of issue;

Interest rate – Five percent per annum, simple interest;

Payment schedule – $50,000 per month commencing the first day of the month following the closing date, with like payments on the first day of each month thereafter during the term of the Note. All unpaid principal and accrued interest shall be payable at maturity;

Method of payment – Payments shall be made to Mr. DeSimone from the parties’ escrow agent, which the parties hereby designate to be AmeriTitle, 1550 East McAndrews Road, Medford, OR 97504;

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Installment deposits against payment – At Closing IFC shall deposit with the escrow agent, the cash sum of $100,000.  On or before May 15, 2011, and on or before the 15th day of each month thereafter, IFC shall deposit with the escrow agent the sum of $50,000.  IFC’s failure to make such deposit timely shall be a default of this Agreement and the Promissory Note without notice or demand from or by holder of the Promissory Note.

Guaranty – Guaranteed by CCT;

Security for IFC’s Note – Pledge of all of CCT’s Securities;

Conversion – At any time, Mr. DeSimone may elect to convert all or part of the then outstanding principal balance of IFC’s Note together with accrued and unpaid interest into the number of shares of IFC’s common stock determined by dividing by three the sum of the outstanding principal balance of IFC’s Note plus accrued and unpaid interest; and, upon such election, IFC will deliver the subject shares against satisfaction of that portion of IFC’s Note so converted.

Section 2.04.  Facilities Lease.  CCT and the landlord of the real property located at the common street address of 7111 Blackwell Road, Central Point, Jackson County, Oregon, will enter into a lease of a portion of the land, and improvements thereon, that is reasonably necessary for CCT’s use of the property for its trucking business.  The improvements leased shall not include the office building presently used by Mr. DeSimone, or the warehouse building. The lease shall provide for a term of five years, renewable by mutual agreement, with rental payments of $20,000 per month.  The lease will be a triple net lease under which CCT will be responsible for real estate taxes, liability and casualty insurance, maintenance and repairs of the land and improvements subject to the lease.  The lease will contain a right and license of CCT, terminable at the landlord’s discretion, to use the dock, staging area and 1,000 square feet of refrigerated space in the warehouse building presently used by Mr. DeSimone.  The lease shall grant Mr. DeSimone the right of access to the warehouse and office building presently used by Mr. DeSimone.  IFC shall guarantee payment of all sums due under the lease and performance of all terms of the lease.

Section 2.05.  Additional consideration based on performance.  If CCT’s aggregate gross billings during the first six full calendar months following the closing equal or exceed six times CCT’s average monthly gross billings in same calendar months of the preceding year, then IFC shall pay Mr. DeSijmone the sum of $500,000 on or before the first day of the eighth month following closing.

Section 2.06.  Common Stock Purchase Warrants.  IFC will issue and deliver to Mr. DeSimone common stock purchase warrants, exercisable for a period of three years, beginning one year after the date of close, as follows:

500,000 shares exercisable at $0.50 per share; and

1,000,000 shares exercisable at $3.00 per share;

the number of shares being adjusted in the event of stock splits, consolidations, divisions and recapitalization.

Section 2.07.  Removal of Personal Guaranties.  At close IFC shall satisfy the line of credit obligation CCT has outstanding with PremierWest Bank.  IFC shall, within 120 days of close, remove Mr. DeSimone and his wife, Dawne A. DeSimone, from a substantial majority of personal guaranties they have made relative to CCT obligations.

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Section 2.08.  Federal income tax treatment.  This transaction is a stock exchange transaction, the result of which, IFC will be the sole shareholder of CCT.  IFC shall not, however, make an election under Section 338 of the Internal Revenue Code, or under any other Section of the Internal Revenue Code, or under any regulation promulgated in relation thereto, the effect of which would be to treat the transaction as an asset sale, or a transaction in which IFC or CCT would be entitled to a step up in basis of any asset owned by CCT, from its tax basis value on CCT’s tax records as of the date of close.

Section 2.09.  Transaction costs.  Each party shall pay all costs and expenses which it incurs in connection with this Agreement and the transactions contemplated hereby; except, IFC shall pay all fees due to Robins Consulting in the amount and upon the terms agreed upon by IFC and Robins Consulting.  IFC indemnifies Mr. DeSimone against any claim or demand from Robins Consulting for any commission due it as a result of this transaction.  At close, IFC shall deliver to Mr. DeSimone a written novation agreement executed by Robins Consulting accepting IFC as the obligor to pay its commission, which novation agreement shall contain a release by Robins Consulting of Mr. DeSimone of and from any liability to Robins Consulting or any successor or assign thereof, for payment of any commission due Robins.

Section 2.10.  Press releases.  No party will issue a press release regarding the subject matter of this Agreement and the transaction contemplated hereby, either before or after closing, without the prior approval thereof by the other party and its counsel.

ARTICLE III
CLOSING OF THE TRANSACTION

Section 3.01.  Location, date and time of the Closing.  The Closing of the transaction contemplated by this Agreement shall take place on or before April 1, 2011, at 2:00 p.m. ("Closing Date”), or at such other date and time as the parties shall agree.  The Closing shall take place at a location agreed to by the parties.  The acts and deliveries which occur on the Closing Date for the purpose of consummating the transactions contemplated by this Agreement and the event itself is referred to herein as the “Closing”.

Section 3.02.   Mr. DeSimone’s deliveries at the Closing.  At the Closing, Mr. DeSimone will deliver to IFC:

(a)                   Certificates representing all of CCT’s Securities.

(b)                   A lease or amended lease, as provided in Section 2.04.

(c)                   The Agreement Not to Compete attached as Exhibit “E”.

Section 3.03.   CCT’s deliveries at the Closing.  At the Closing, CCT will deliver to IFC:

(a)	Certificate of good standing in CCT’s state of incorporation and all states in which it is required to qualify to do business.

(b)	Officers’ and Secretary’s and Certificates of CCT in the form set forth in Exhibits “A” and “B”, respectively.

(c)	A resignation from any member of CCT’s board of directors and officers, other than Mr. DeSimone.

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(d)
Action by CCT’s board of directors electing Paul A. Henley as a director of CCT, approving a consulting agreement with Mr. DeSimone, approving an employment agreement with Scott Fowler and approving a lease or amended lease, as provided in Section 2.04.

(e)	A consulting agreement with Mr. DeSimone engaging him for a period of three years, subject to mutual renewals and providing for reasonable compensation, expense reimbursement and other benefits.

(f)	A non-competition and confidentiality agreement executed by Mr. DeSimone in favor of CCT and IFC.

(g)
An employment agreement with Mr. Fowler, employing him for a period of three years, subject to mutual renewals and providing for a salary at current levels, performance based bonuses, expense reimbursement and employee benefits generally available to all employees.

(h)	A lease or amended lease, as provided in Section 2.04.

(i)	The original of CCT’s corporate minute book and related documents.

(j)
Waivers or consents by all parties to agreements (financing or otherwise), mortgage, instrument, judgment, decree, law or governmental regulation, license, permit or authorization of CCT which may be breached or result in adverse consequences to CCT by consummation of the transactions contemplated by this Agreement, excepting only those parties and agreements mentioned in Schedule 4.01(k) attached hereto and incorporated herein by this reference.

(k)	CCT’s guaranty and security agreement as provided in Section 2.03.

Section 3.04.  IFC’s deliveries at the Closing.  At the Closing, IFC will deliver to Mr. DeSimone

(a)	Certificate of good standing in IFC’s state of incorporation and all states in which it is required to qualify to do business.

(b)
A certificate or certificates, pursuant to Mr. DeSimone’s instructions, representing IFC’s Stock, as provided in Sections 2.01 and 2.02, registered in the name of Mr. DeSimone or his designee(s), provided his or his designee’s address for registration and social security number is delivered to IFC not less than five business days prior to the Closing.

(c)	$100,000 in cash, as provided in IFC’s Note.

(d)	$100,000 cash installment deposit, as provided in Section 2.03

(e)	IFC’s Note, as provided in Sections 2.02 and 2.03.

(f)	IFC’s common stock purchase warrants, as provided in Sections 2.02 and 2.06.

(g)	IFC’s pledge and security agreement, as provided in Section 2.03.

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(h)	Officers’ and Secretary’s Certificates of IFC in the form set forth in Exhibits “A” and “B”, respectively.

(i)	$150,000 payment and note to Robins Consulting.

(j)	Novation and Release Agreement, as provided in Section 2.08.

(k)	IFC’s guaranty as provided in Section 2.04.

(l)	Assurance satisfactory to Mr. DeSimone that the line of credit CCT has outstanding with PremierWest Bank is satisfied in full.

           Section 3.05.  Closing Memorandum and receipts.  As evidence that all parties deem the Closing to have been completed and the transactions contemplated by this Agreement to have been consummated, the parties jointly will execute and deliver a Closing Memorandum, in the form of Exhibit “C”, acknowledging such completion and consummation.

Section 3.06.  Waiver of conditions.  Notwithstanding Section 11.03, any condition to the Closing which is to the benefit of any party and which is not satisfied prior to or at the Closing, excluding nevertheless any provision of this Agreement which by its terms is to be performed in the future, will be deemed to be waived by the benefited party or otherwise satisfied and waived by virtue of that party executing the Closing Memorandum, except to the extent any such unsatisfied or unperformed condition is expressly preserved by listing it in the Closing Memorandum for satisfaction or performance after the Closing.

Section 3.07.  Further assurances.  At any time and from time to time after the Closing, at the reasonable request of any party and without further consideration, any other party(ies) shall execute and deliver such other instruments and documents reasonably desirable or necessary to complete and confirm the transactions contemplated by this Agreement.

Section 3.08.  Conditions precedent to IFC’s obligation to Close.  All obligations of IFC hereunder are subject, at the option of IFC, to the fulfillment of each of the following conditions at or prior to the Closing, and CCT shall exert commercially reasonable efforts to cause each such conditions to be so fulfilled:

(a)  All representations and warranties of CCT and of Mr. DeSimone contained herein and in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again and given at and as of the date of the Closing of the transaction contemplated by this Agreement, and shall then be true and correct in all material respects, except for changes in the ordinary course of business after the date hereof in conformity with the representations, covenants and agreements contained herein.

(b)  All covenants, agreements and obligations required by the terms of this Agreement to be performed by CCT and by Mr. DeSimone at or before the Closing shall have been duly and properly performed in all material respects to IFC’s reasonable satisfaction.

(c)  Since the date of this Agreement there shall not have occurred any Material Adverse Effect.  The term “Material Adverse Effect” shall mean any material adverse

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change in CCT or its operating or financial condition, prospects (financial or otherwise), business, properties or assets of CCT which could cause a reasonably prudent investor to change his decision regarding investment in CCT.

(d)  All documents required to be delivered to IFC at or prior to the Closing shall have been so delivered.

(e)  The transaction contemplated by this Agreement shall have been approved in writing by CCT’s board of directors.

(f)  CCT shall have not suffered or incurred a material damage, destruction or loss not fully covered by insurance and which has a materially adverse affect on its business and operations.

(g)  IFC shall have received a certificate of good standing for CCT and each subsidiary issued by the secretary of state of its state of organization and of each state in which it and its subsidiary is qualified or required to be qualified to do business as a foreign corporation.

(h)  IFC shall have received unaudited financial statements of CCT for the fiscal years ended December 31, 2009 and 2010 and each of the interim quarterly periods ended subsequent thereto, adjusted for the permitted transfer of assets and business activities identified in Section 3.8 (h). Copies of the financial statements appear herein on Schedule 3.08(h) attached hereto. The financial condition and performance of CCT disclosed in such financial statements being to the reasonable satisfaction of IFC.

(i)  CCT shall have transferred to another person, as directed by Mr. DeSimone, the assets and business operations identified in Schedule 3.08(i).

Section 3.09.  Conditions precedent to the CCT obligation to Close.  All obligations of CCT at the Closing are subject, at the option of CCT, to the fulfillment of each of the following conditions at or prior to the Closing, and IFC shall exert commercially reasonable efforts to cause each such conditions to be so fulfilled.

(a)  All representations and warranties of IFC contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

(b)  All covenants, agreements and obligations required by the terms of this Agreement to be performed by IFC at or before the Closing shall have been duly and properly performed in all material respects to CCT and Mr. DeSimone’s reasonable satisfaction.

(c)  All documents required to be delivered to CCT at or prior to the Closing shall have been so delivered.

(d)  The transaction contemplated by this Agreement shall have been approved in writing by IFC’s board of directors.

(f)  CCT shall have received a certificate of good standing for IFC issued by the secretary of state of its state of organization and of each state in which it is qualified or required to be qualified to do business as a foreign corporation.

(g)  CCT shall have received copies of IFC’s annual and quarterly reports filed with the Securities and Exchange Commission for the fiscal year ended March 31, 2010 (including audited financial statements for the March 31, 2010 and 2009 fiscal years) and the quarter ended December 31, 2010.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 4.01.  Representations and warranties of CCT and Mr. DeSimone.  Each of CCT (as used in the following representations and warranties with respect to status or condition, “CCT” includes every subsidiary of CCT, all of which are identified in Schedule 4.01 and Mr. DeSimone represent and warrant, jointly and severally, to IFC, as follows:

(a)  CCT is a duly organized and an existing entity in good standing under the laws of its state of incorporation and has full corporate power to execute, deliver and perform this Agreement.

(b)  CCT is qualified to do business and in good standing in each state and jurisdiction in which the nature of its activities and ownership of property require it to be qualified as a foreign corporation.

(c)  All licenses required for the conduct of CCT’s businesses in intra and interstate commerce are in full force and effect, all such licenses being transferable in the event the transactions contemplated pursuant to this Agreement are deemed to be a transfer under applicable statutes and regulations; and, there is no proceeding of any nature pending or, to the best knowledge of CCT and Mr. DeSimone, threatened which if determined adversely to CCT would result in a revocation, cancellation of or material limitation or restriction on CCT and the conduct of its or any subsidiary’s business as it is presently conducted.

(d) This Agreement has been duly and validly authorized, executed and delivered by CCT and constitutes the legal, valid and binding obligation of CCT enforceable against it, in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of, relating to or affecting stockholders and creditors rights generally and to general equitable principles.

(e)  To the best knowledge of CCT and Mr. DeSimone, subject to obtaining waivers and consent, the consummation of the transactions contemplated by this Agreement will not conflict with and will not result in any adverse consequences to or material breach of any judgment, decree, law or governmental regulation, license, permit or authorization by CCT or in the loss, forfeiture or waiver of any rights, license, authorization or franchise owned by CCT, from which CCT benefits or which is desirable in the conduct of CCT’s business.  The parties acknowledge, however, that execution of this Agreement and consummation of the transactions contemplated hereby will conflict with and may cause adverse consequences to and a material breach of various loan and financing agreements.  IFC agrees that it will satisfy any party to such agreements who asserts a breach of the same, and will indemnify Mr. DeSimone against any loss, claim or demand arising from such claimed breach.   A list of agreements that may be breached by execution of this Agreement and consummation of the transactions contemplated hereby is attached hereto as Schedule 4.01(e).

(f)  To the best knowledge of CCT and Mr. DeSimone, except for such actions as may have been taken, no further action by or before any governmental body or authority of the United States of America or any state or subdivision thereof or any self-regulatory body to which CCT is subject is required in connection with the execution and delivery of this Agreement by CCT and the consummation of the transactions contemplated hereby.

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 (g)  The information CCT has delivered to IFC relating to CCT was, to the best knowledge of CCT and Mr. DeSimone, on the date reflected in each such item of information accurate in all material respects and, to the best knowledge of CCT and Mr. DeSimone, such information at the date hereof taken as a whole provides full and fair disclosure of all material information relating to CCT and does not, to the best knowledge of CCT and Mr. DeSimone, omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)  CCT has conducted its business in the ordinary course for the last three years or since inception, whichever is less, except for the permitted transfers pursuant to Section 3.08(i).

(i) Neither CCT nor any employee, to Mr. DeSimone’s and CCT’s best knowledge, has the last three years or since inception, whichever is less, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be or have been in a position to help or hinder CCT’s business and which might subject CCT to damage or penalty in civil, criminal or governmental litigation or proceedings.

(j)  CCT’s financial statements delivered to IFC have been prepared in accordance with its historical accounting practices consistently applied and maintained throughout the periods indicated, fairly present the financial condition of CCT in all material respects at the dates and the results of operations for the periods indicated, contain all normally recurring adjustments and do not omit to disclose any contingent, undisclosed or hidden liabilities.  CCT’s financial records are maintained in accordance with good business practice.

(k)  CCT has good, marketable and insurable title to all of its properties and assets, including intangible assets, if any, which it owns or uses in its business or purports to own, including, without limitation, those reflected in its books and records and in the balance sheet, both tangible and intangible  None of the properties and assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except as expressly or generally set forth in the notes to CCT’s financial statements as securing specific liabilities or subject to specific capital leases and have arisen only in the ordinary course of business. A list of all such encumbered assets is attached hereto as Schedule 4.01(k).  All of the properties and assets owned, leased or used by CCT are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for CCT’s current operations and are directly related to CCT’s business, except as identified in Schedule 4.01(k).

(l)  Except as set forth in Schedules 4.01(e) and (l) including the specific reason for each such exception, all of the material contracts, agreements, leases, licenses and commitments of CCT (other than those which have been fully performed), copies of all of which have been made available to IFC, are valid and binding, enforceable in accordance with their respective terms, in full force and effect and there is not thereunder with respect to any party thereto any existing default or event, which after the giving of notice or lapse of time or both, would constitute a default or result in a right to accelerate or loss of rights, and such agreements, when entered, were deemed by CCT to be commercially reasonable.

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(m)  There is no claim, legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, nor any order, decree, judgment or judgment in progress, pending or in effect or to CCT’s knowledge threatened, against or relating to CCT, its directors, officers or employees with respect to CCT or its business or for which CCT may have an indemnity obligation, it properties, assets or business or the transaction contemplated by this Agreement and CCT does not know or have any reason to be aware of any basis for the same, including any basis for a claim of sexual harassment or racial or age discrimination.

(n)  All taxes, including without limitation, income, property, special assessments, sales, use, franchise, intangibles, employees’ income withholding and social security taxes, including employer’s contribution, other than those for which a return or deposit is not yet due and have been disclosed to IFC, imposed by the United States or any state, municipality, subdivision, authority, which are due and payable, and all interest and penalties thereon, unless disputed in good faith in proper proceedings and reserved for or set aside, have been paid in full and all tax returns required to be filed in connection therewith have been accurately prepared and timely filed and all deposits required by law to be made by CCT with respect to employees’ withholding and social security taxes have been made.  CCT is not and has no reason to believe that it will be the subject of an audit by any taxing authority.  There is not now in force any extension of time with respect to the date when tax return was or is due to be filed, or any waiver or agreement by CCT for the extension of time for the assessment of any tax and CCT is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Tax Code.

(o)  Except for a 401K plan for participating drivers to which CCT is not now contributing and a copy of which has been delivered to IFC, CCT does not have any employee benefit, pension or profit sharing plans subject to ERISA and no such plans to which CCT is obligated or required to make contributions.

(p)  None of CCT’s employees are represented by a collective bargaining agent or subject to a collective bargaining agreement and CCT considers its relations with its employees as a whole to be good.  CCT has disclosed to IFC all employee salary, compensation and benefit agreements and no employee, other than Mr. DeSimone, has a written employment agreement.

(q)  Mr. DeSimone and his wife have guaranteed certain obligations of CCT.  No other person has guaranteed obligations of CCT and CCT has not guaranteed the obligations of any other person.

(r)  CCT and its management have no reason to believe or expect and do not believe or expect that any event or events will occur which will result in CCT producing results of operations which are materially different from CCT’s recent operations, except for the rising cost of fuel and the possible reorganization of a major shipper, as disclosed to IFC.

Section 4.02.  IFC’s representations and warranties.  IFC represents and warrants to Mr. DeSimone that:

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(a)  IFC is a duly incorporated and existing corporation in good standing under the laws of its state of incorporation and has full corporate power to execute and deliver this Agreement.

(b)  This Agreement has been duly and validly authorized, executed and delivered by IFC and constitutes the legal, valid and binding obligation of IFC, enforceable against IFC in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of, relating to or affecting shareholders and creditors rights generally and to general equitable principles.

(c)  Except for such actions as may have been taken, no further action by or before any governmental body or authority of the United States of America or any state thereof is required in connection with the execution and delivery of this Agreement by IFC and the consummation of the transactions contemplated hereby.

(d)  The information and financial statements IFC has provided to Mr. DeSimone, on the date reflected in each element of information and financial statements, are accurate in all material respects and, to the knowledge of IFC, such information at the date hereof taken as a whole provides, to the best knowledge of IFC, full and fair disclosure of all material information relating to CCT and does not, to the knowledge of IFC omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)  IFC became aware of Mr. DeSimone and Cross Creek Trucking, Inc., because of information provided by and communication from Robins Consulting LLC, only, and no other business consultant or business consulting or sales organization.

Section 4.03.  Nature and survival of representation and warranties; Remedies.  All statements of fact contained in this Agreement, any certificate delivered pursuant to this Agreement, or any letter, document or other instrument delivered by or on behalf of CCT or of IFC, and their respective officers, pursuant to the terms of this Agreement shall be deemed representations and warranties made by CCT or by IFC, respectively, as the case may be, to each other under this Agreement.  For purposes of this Section 4.03 and Section 10.01 only, any party or other person seeking to enforce, or claiming the benefit of, any representation and warranty under this Agreement is called a Claimant, and any party or other person against whom a right is claimed is called a Defendant.  All representations and warranties of the parties shall survive the Closing; provided, however, that all representations and warranties shall terminate and expire, and be without further force and effect whatever from and after the one year from the date hereof, and neither  IFC, or CCT shall have any liability whatsoever on account of any inaccurate representation or warranty or for any breach of warranty, unless a Claimant shall, on or prior to the expiration of such one year period, serve written notice on a Defendant, with a copy to the Defendant’s counsel, setting forth in reasonable detail the breach and any direct, incidental or consequential damages (including amounts) the Claimant may have suffered as a result of such breach.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.01.  Conduct of business prior to Closing.

Page 11 of an 18 page Agreement, plus Exhibits and Schedules

(a) From the date hereof to the Closing, CCT will conduct its business and affairs only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices, it will use its best efforts (i) to preserve its business and organization intact, (ii) to keep available to IFC the services of  CCT’s present employees, agents and independent contractors, (iii) to preserve for the benefit of IFC the goodwill of suppliers, customers, distributors, landlords and others having business relations with it, and (iv) to cooperate and use reasonable efforts to obtain the consent of any landlord or other party to any lease or contract with CCT where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby.

(b)  From the date hereof to the Closing, CCT shall not outside the ordinary course of business, except as identified in Schedule 3.08(i), (i) dispose of any material assets, (ii) engage in any extraordinary transactions without IFC’s prior approval, including but not limited to, directly or indirectly, soliciting, entertaining, encouraging inquiries or proposals or entering into negotiation or agreement with any third party for sale of assets by CCT, sale of its equity securities or merger, consolidation or combination with any company, (iii) grant any salary or compensation increase to any employee, or (iv) make any commitment for capital expenditures, other than as disclosed to IFC and approved by it.

Section 5.02.  Notice of changes in information.  Each party shall give the other party prompt written notice of any change in any of the information contained in their respective representations and warranties made in Article IV, or elsewhere in this Agreement, or the exhibits and schedules referred to herein or any written statements made or given in connection herewith which occurs prior to the Closing.

Section 5.03.  Notice of extraordinary changes.  CCT shall advise IFC  with respect to any of the following events outside of ordinary course of business and which are materially adverse:  (i) the entering into and cancellation or breach of contracts, agreements, licenses, commitments or other understandings or arrangements to which CCT is a party, (ii) any changes in purchasing, pricing or selling policy, or, any changes in its sales, business or employee relations in general, and (iii) the filing or commencement of any litigation or governmental or agency proceedings against CCT.

Section 5.04.  Action to preserve CCT’s business and assets.   Notwithstanding anything contained in this Agreement to the contrary, CCT will not take or fail to take any action that in CCT’s reasonable business judgment, is likely to give rise to a substantial penalty or a claim for damages by any third party against CCT, or is likely to result in losses, or is otherwise likely to prejudice in any material respect or unduly interfere with the conduct of its business and operations in the ordinary course consistent with prior practice, or is likely to result in a breach by CCT of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by IFC).

Section 5.05.  Access to information and documents.  Upon reasonable notice and during regular business hours, CCT will give to IFC, its attorneys, accountants and other representatives full access to its personnel (subject to reasonable approval as to the time thereof) and all properties, documents, contracts, books and records and will furnish copies of such documents (certified by officers, if so requested) and with such information with respect to its business, operations, affairs and prospects (financial and otherwise) as

Page 12 of an 18 page Agreement, plus Exhibits and Schedules

IFC may from time to time request, and the party to whom the information is provided will not improperly disclose the same prior to the Closing.  CCT will afford IFC an opportunity to ask questions and receive answers thereto in furtherance of its duly diligent examination of CCT.  Any such furnishing of such information or any investigation shall not affect that party’s right to rely on the other party’s representations and warranties made in this Agreement or in connection herewith or pursuant hereto, except to the extent that written disclosure of information at a variance or in conflict with any such representation or warranty is made and provides specific notice of such variance or conflict.

Section 5.06.  Confidential treatment of information.  The provisions of Exhibit “D” shall be binding upon the parties.

Section 5.07.  Cooperation by the parties.  Each party hereto shall cooperate and shall take such further action as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.  CCT shall cooperate with IFC, and its independent public accountant, the cost of which shall be the responsibility of IFC, with respect to an audit of CCT’s financial statements and review of interim, stub period financial statements required to enable IFC to file a registration statement pursuant to the 1933 Act or the 1934 Act.  This covenant shall survive the Closing.

Section 5.08.  Conduct of CCT’s business after Closing.

(a)  The parties acknowledge that it is IFC’s intent to cause CCT to refinance all of its equipment following the closing, subject to terms and conditions of such refinancing acceptable to IFC, for the purpose of eliminating personal guaranties and to improve CCT’s working capital.  A substantial majority of Mr. DeSimone’s personal guaranties of CCT’s debts will be removed within 120 days following the Closing.

(b)  CCT will be operated as a wholly owned subsidiary of IFC, and as a separate corporation, and shall not be merged into IFC or any other subsidiary of IFC at least until IFC has paid the additional consideration provided in Section 2.05 and until it has achieved exchange listing as described in Section 5.09 below.

Section 5.09.  Exchange Listing.  IFC agrees to achieve a listing of its common stock on a national securities exchange within nine months after the Closing and warrants to Mr. DeSimone that it will make its best effort to timely achieve such listing.  Mr. DeSimone acknowledges that both the conditions required for and the timing of approval for a listing on a national securities exchange may be beyond IFC’s control.  Consequently, if a listing is not timely achieved, but if either or both (a) IFC has filed a listing application with a national exchange, or (b) IFC’s stock is trading at an average closing price of $3.00 per share or more in the last ten trading days of the initial nine month period, IFC will have an additional nine months to achieve such listing.  If the conditions set forth in (a) and/or (b) in the preceding sentence have not been satisfied, then IFC may make a written request to Mr. DeSimone for a nine month extension which Mr. DeSimone may grant, in his sole discretion.  If Mr. DeSimone grants such extension, IFC shall pay to Mr. DeSimone the sum of $250,000 in cash.  In the event IFC has not obtained such listing within the nine or eighteen month period, as applicable, then within thirty days following the expiration of the nine or eighteen month period, as the case may be, IFC shall either (a) pay to Mr. DeSimone the sum of $12,500,000 in cash, less principal payment made on IFC’s Note, in full satisfaction of IFC’s Note, or (b) deliver CCT’s securities and all assets of CCT to Mr. DeSimone in exchange for which Mr. DeSimone will surrender to IFC all IFC

Page 13 of an 18 page Agreement, plus Exhibits and Schedules stock issued to Mr. DeSimone by IFC, warrants to purchase IFC common stock and other securities issued to Mr. DeSimone by IFC, and the Promissory Note, but not the amount of any cash payments made to Mr. DeSimone by IFC.  Mr. DeSimone will retain all money therefore paid to him as his sole funds without any requirement to repay the funds to IFC.  For the purposes of this section, and the obligation of IFC appearing herein, national securities exchange means the New York Stock Exchange, American Stock Exchange or NASDAQ.

Section 5.10.  Participation in registered offering.  In the event IFC files a registration statement under the Securities Act of 1933 for the sale of stock by selling stockholders, then IFC shall notify Mr. DeSimone in writing and he may elect to include up to one million shares of IFC’s Stock which he owns in such registration statement for resale, such amount being subject to adjustment on the advice of the underwriter of the offering and allocation among all persons who have a right to participate as sellers in the offering.  In the event Mr. DeSimone sells shares under such registration statement within five months following the Closing, then Section 5.09 shall be deemed to have been satisfied with respect to Mr. DeSimone.

ARTICLE VII
FEDERAL INCOME TAX MATTERS

Section 6.01.  Federal income tax treatment.  Each party shall be responsible for obtaining his, her or its own tax advice with respect to and understanding the federal income tax consequences of the transactions and the federal income tax consequences thereof contemplated by this Agreement and waives any reliance with respect thereto on any other party.  Mr. DeSimone understands the transaction will be taxable to them to the extent of “boot”.

ARTICLE VIII
SECURITIES LAW MATTERS AND STATUS OF SHARES

Section 7.01.  Unregistered shares. IFC’s Stock, warrants and common stock underlying the warrants delivered and to be delivered to Mr. DeSimone is not being and will not be registered under the 1933 Act and the securities laws of Oregon or any other state of jurisdiction, and the shares are not transferable, except as permitted under various exemptions contained in the 1933 Act and applicable state securities law.  The provisions contained in the following sections are intended to ensure compliance with the 1933 Act and applicable state securities law.

Section 7.02.  No transfers in violation of 1933 Act.  Mr. DeSimone will agree at Closing not to offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of IFC’s shares, except after full compliance with all of the applicable provisions of and regulations under the 1933 Act and applicable state securities law, which shall include, during all applicable times, satisfaction of Rule 144.

Section 7.03.  Investment intent.  Mr. DeSimone will represent and warrant to and covenant with IFC that he is acquiring IFC’s shares for his own account for investment and not with a view to resale or other distribution; that he currently has no intention of selling, assigning, transferring, pledging, hypothecating or otherwise disposing of all or any part thereof at any particular time, for any particular price, or on the happening of any particular event or circumstance; and he will acknowledge that he understands IFC is relying on the truth and accuracy of his covenants, warranties and representations in issuing IFC’s shares without first registering them under the 1933 Act.

Page 14 of an 18 page Agreement, plus Exhibits and Schedules

Section 7.04.  Investment legend on certificates.  Mr. DeSimone will further agree that the certificates evidencing IFC’s shares shall contain the following legend or a legend of similar import:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND IS A “RESTRICTED SECURITY” AS DEFINED UNDER SAID ACT.  ACCORDINGLY, NEITHER THIS SECURITY NOR ANY INTEREST THEREIN MAY BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED, PLEDGED OR HYPOTHECATED, EXCEPT BY BONA FIDE GIFT OR INHERITANCE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS SECURITY UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE IX
TERMINATION PRIOR TO CLOSING

Section 8.01.  Termination for default.  IFC may, by written notice to CCT and Mr. DeSimone given in the manner provided below on or at any time prior to the Closing Date, terminate this Agreement if default shall be made by CCT in the observance or in the due and timely performance of any of any material covenants and agreements contained in this Agreement, made by CCT pursuant to or imposed upon it in this Agreement, if the default has not been fully cured within fifteen days after receipt of the notice specifying the default.

Section 8.02.  Termination for failure to Close.  If the Closing does not occur on or before the date provided in Section 3.01, any party, if that party is not then in default in the observance or in the due or timely performance of any covenants and conditions under this Agreement, may at any time terminate this Agreement by giving written notice to the other parties; provided, that the parties may extend the Closing date in writing.

Section 8.03.  Termination for loss of bargain.  IFC may, at its option, terminate this Agreement prior to the Closing if (i) in completion of its due diligence examination of CCT, it discovers the existence of a material, adverse variance from its due diligence examination prior to the date of this Agreement, or (ii) the business or assets of CCT have suffered any material damage, destruction or loss (whether or not covered by insurance), or (iii) CCT is prevented by order of court or administrative action from consummating the transactions contemplated by this Agreement, whether or not CCT has exhausted its appeals.

ARTICLE X
NOTICES

Section 9.01.  Procedure for giving notices.  Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (excluding telephone facsimile and including receipted express courier and overnight delivery service) or mailed by first class certified U.S. mail, return receipt requested showing name of recipient, addressed to the proper party.

Section 9.02.  Addresses for notices. For purposes of sending notices under this Agreement, the addresses of the parties are as follows:

Page 15 of an 18 page Agreement, plus Exhibits and Schedules

As to CCT and Mr. DeSimone:	Michael DeSimone, President
Cross Creek Trucking, Inc.
7111 Blackwell Road
Central Point, OR 87502

Copy to:	William H. Fowler, Esq.
705 West 10th Street
Medford, OR 97501

As to IFC:	Paul A. Henley, President
Integrated Freight Corporation
Suite 200
6371 Business Boulevard
Sarasota, FL 34240
Copy to:	Jackson L. Morris, Esq.
3116 West North A Street
Tampa, Florida 33609-1544

Section 9.03.  Change of address.  A party may change its address for notices by sending a notice of such change to all other parties by the means provided in Section 9.01.

ARTICLE XI
LEGAL AND OTHER COSTS

Section 10.01.  Party entitled to recover.  In the event that any party (the “Defaulting Party”) defaults in his or its obligation under this Agreement and, as a result thereof, the other party (the “Non-Defaulting Party”) seeks to legally enforce his or its rights hereunder against the Defaulting Party (whether in an action at law, in equity or in arbitration), then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys’ fees and expert witness fees to be fixed by the court at trial or on appeal) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

Section 10.02.  Interest.  In the event the Non-Defaulting Party is entitled to receive an amount of money by reason of the Defaulting Party’s default hereunder, then, in addition to such amount of money, the Defaulting Party shall promptly pay to the Non-Defaulting Party a sum equal to interest on such amount of money accruing at the rate of 1.5% per month during the period between the date such payment should have been made hereunder and the date of the actual payments thereof.

ARTICLE XII
MISCELLANEOUS

Section 11.01.  Effective date.  The effective date of this Agreement shall for all purposes be the date set forth in first paragraph hereof notwithstanding a later actual date of execution by any individual party.

Page 16 of an 18 page Agreement, plus Exhibits and Schedules

Section 11.02.  Entire agreement.  This writing constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements, understandings, representations and warranties.

Section 11.03.  Waivers.  No waiver of any provision, requirement, obligation, condition, breach or default hereunder, or consent to any departure from the provisions hereof, shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 11.04.  Amendments.  This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto and amendment, modification or alteration of, addition to or termination of this Agreement or any provision of this Agreement shall not be effective unless it is made in writing and signed by the parties.

Section 11.05.  Construction.  This Agreement has been negotiated by the parties, section by section, and no provision hereof shall be construed more strictly against one party than against the another party by reason of such party having drafted such provision.  The order in which the provisions of this Agreement appear are solely for convenience of organization; and later appearing provisions shall not be construed to control earlier appearing provisions.

Section 11.06.  Invalidity.  It is the intent of the parties that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision hereof shall be prohibited, invalid, illegal or unenforceable, in any respect, under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or non enforceability only, without invalidating the remainder of such provision or the remaining provisions of this Agreement; and, there shall be substituted in place of such prohibited, invalid, illegal or unenforceable provision a provision which nearly as practicable carries out the intent of the parties with respect thereto and which is not prohibited and is valid, legal and enforceable.

Section 11.07.  Multiple counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and, taken together, shall be deemed one and the same instrument.

Section 11.08.  Assignment, parties and binding effect.  This Agreement, and the duties and obligations of any party shall not be assigned without the prior written consent of the other party(ies).  This Agreement shall benefit solely the named parties and no other person shall claim, directly or indirectly, benefit hereunder, express or implied, as a third-party beneficiary, or otherwise.  Wherever in this Agreement a party is named or referred to, the successors (including heirs and personal representative of individual parties) and permitted assigns of such party shall be deemed to be included, and all agreements, promises, covenants and stipulations in this Agreement shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

Section 11.09.  Survival of representations and warranties.  The representations and warranties made herein shall survive the execution and delivery of this Agreement and full performance hereunder of the obligations of the representing and warranting party, subject to the provisions of Section 4.03.

Page 17 of an 18 page Agreement, plus Exhibits and Schedules

Section 11.10.  Jurisdiction and venue.  Any action or proceeding for enforcement of this Agreement and the instruments and documents executed and delivered in connection herewith which is determined by a court of competent jurisdiction not, as a matter of law, which seeks injunctive relief shall be brought and enforced in the courts of the State of Oregon in and for Jackson County, Oregon, and the parties irrevocably submit to the jurisdiction of such court in respect of any such action or proceeding.

Section 11.11.  Applicable law.  This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Oregon applicable to contracts made and to be performed therein (not including the choice of law rules thereof).

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year first above written.

[Corporate Seal]	Integrated Freight Corporation

Attest:	By:	/s/ Paul A. Henley
Paul A. Henley, Chief Executive Officer
/s/ Jackson Morris, Secretary

[Corporate Seal]	Cross Creek Trucking, Inc.

Attest:	By:	/s/ Michael DeSimone
Michael DeSimone, President
/s/ Scott Fowler, Secretary
/s/ Michael DeSimone
Michael DeSimone

Page 18 of an 18 page Agreement, plus Exhibits and Schedules

EXHIBIT “A”
OFFICERS’ CERTIFICATE

Pursuant to Section 3.0__ of the Stock Exchange Agreement identified within

The undersigned, ____________, President, and __________, Treasurer, of ________________, a ___________ corporation (the “Corporation”), hereby each certifies that he is familiar with the Stock Exchange Agreement, dated ________________,  (the “Agreement”), between the Corporation and ____________ and, to the best of his knowledge, based on reasonable investigation:

(a)  All representations and warranties of the _____________ (as defined in the Agreement) contained in the Agreement, and in all Exhibits and Schedules attached thereto containing information delivered by ___________, were true and correct in all material respects when made and when deemed to have been made and are true and correct at the date hereof, except for changes in the ordinary course of business between the date of the Agreement, in conformity with the covenants and agreements contained in the Agreement.

(b)  All covenants, agreements and obligations required by the terms of the Agreement to be performed by _______________ at or before the Closing have been duly and properly performed in all material respects.

(c)  Since the date of the Agreement there have not occurred any material adverse change in the condition or prospects (financial or otherwise), business, properties or assets of the ____________________, except as set forth in Schedule ______.

IN WITNESS WHEREOF, each of the undersigned has executed this certificate this ________________, .

_______________, President

_______________, Treasurer

Exhibits and Schedules--Page 1

EXHIBIT “B”
SECRETARY’S CERTIFICATE

Pursuant to Section 3.0__ of the Stock Exchange Agreement identified within.

I, ___________, the duly elected, qualified and acting Secretary of _________________, a corporation duly organized, existing and in good standing under the laws of ____________, (the “Corporation”) do hereby certify that:

(i)  The following is a true and complete copy of Resolution of the Board of Directors of the Corporation taken and adopted on ________________, , approving the Stock Exchange Agreement dated ________________, , by and among the Corporation and _____________, and that said Resolution has not been rescinded, revoked or modified and is in full force and effect at the date hereof:

(ii)  The persons whose names, titles and signatures appear below are each the duly elected, qualified and acting officers of the Corporation, hold on the date hereof the offices set forth opposite their respective names and the signatures appearing opposite said names are the genuine signatures of said persons:

Name	Title	Signature

President

Secretary

Treasurer

(iii)  I am authorized by the Corporation to make the within certifications.

IN WITNESS WHEREOF, I have executed this Certificate on ________________, .

(CORPORATE SEAL)

_________________, Secretary

I, ______________, President of _______________, a __________ corporation, hereby certify that ______________ is  duly elected, qualified and acting Secretary of ______________ and that the signature appearing above is his genuine signature.

IN WITNESS WHEREOF, I have executed this Certificate on ________________, .

__________________, President

Exhibits and Schedules--Page 2

Exhibit “C”
CLOSING MEMORANDUM

The undersigned parties to that certain Stock Exchange Agreement dated ________________, , (“Agreement”) do hereby certify one to the other that;

1.  The Closing of the Agreement was completed, as contemplated by the Agreement, on ________________, at ____ o’clock __.m.

2.  All conditions to each of the parties Closing the Agreement have been satisfied and, to the extent not specifically satisfied, have been waived by the party entitled to waive the conditions; except, the following conditions, if any, are waived only for the purpose of Closing of the transaction contemplated by the Agreement, and are required to be satisfied after the Closing by the party required to satisfy such condition:

[insert any such conditions and name of the party required to satisfy it]

3.  Capitalized terms herein have the meaning assigned to them in the Stock Exchange Agreement.

For the purposes herein set forth, the parties have executed this Memorandum at the date and time written above.

[Corporate Seal]	Integrated Freight Corporation

Attest:	By:	____________________________________________
Paul A. Henley, Chief Executive Officer
_______________________, Secretary

[Corporate Seal]	Cross Creek Trucking, Inc.

Attest:	By:	____________________________________________
Michael DeSimone, President
________________________, Secretary
____________________________________________
Michael DeSimone

Exhibits and Schedules--Page 3

THE TERMS OF “TREATMENT OF CONFIDENTIAL INFORMATION” ARE TO BE NEGOTIATED SUBSEQUENT TO THE EXECUTION OF THE STOCK EXCHANGE AGREEMENT AND PRIOR TO CLOSING

EXHIBIT “D”
Treatment of Confidential Information

The mutual objective of the parties under the Stock Exchange Agreement to which this Exhibit “D” is attached and incorporated by reference is to provide appropriate protection for Confidential Information while exchanging Confidential Information (defined below) for the parties’ mutual benefit and maintaining their ability to conduct their respective business activities.  Each party agrees the following terms apply when a party (the “Discloser”) discloses information to the other (the “Recipient”) under this Agreement.  The consideration for this Agreement is the disclosures which a party makes to the other in reliance on this Agreement.

1.  Each party agrees and acknowledges that many of the other’s Confidential Information (as described below) is considered to be trade secrets, confidential, proprietary and not readily accessible to the public.  Each party believes that its own Confidential Information represents a legitimate, valuable and protectible interest and gives it a competitive advantage, which otherwise would be lost if its Confidential Information was improperly disclosed or revealed.

2.  The Recipient shall not, at any time without the express written permission of the Discloser, disclose the Discloser’s Confidential Information directly or indirectly to any person or entity, except the Recipient may disclose the Confidential Information to the Recipient’s Employees, Contractors and Agents (as defined below) during the term of this Agreement if such Employees, Contractors and Agents have a need to know the Confidential Information in order to complete any purpose for which the Confidential Information is disclosed.  The Recipient shall have entered into non-disclosure agreements with such Employees, Contractors, and Agents having obligations of confidentiality as strict as those herein prior to disclosure to such employees, contracts, and agents to assure against unauthorized use or disclosure. The Recipient shall not use or threaten to use Confidential Information in any way that is inconsistent with the provisions of this Agreement or contrary to the instructions or interests of the Discloser.  The Recipient shall not, directly or indirectly, intentionally or negligently allow or assist others in using the Discloser’s Confidential Information in any way inconsistent with the provisions of this Agreement or contrary to the instructions or interests of the Discloser.  The Recipient agrees not to use Confidential information for its own benefit, unless specifically authorized so to do in writing by the Disclose.

3.  Each party recognizes and acknowledges that the improper disclosure or use of the Discloser’s Confidential Information would cause irreparable injury to the Discloser by jeopardizing, compromising, and perhaps eliminating the competitive advance the Discloser holds or may hold because of the existence and secrecy of the Confidential Information or would provide an unjustly obtained advantage to the Recipient.  Thus, each party acknowledges and agrees that monetary damages shall not be a sufficient remedy for the Discloser in the event of any breach or threatened breach of this Agreement.  Therefore, each party stipulates and warrants that in the event a Recipient breaches, or reasonably threatens to breach, this Agreement, the Discloser party shall be entitled, without waiving any other rights or remedies in law or in equity, to such injunctive and/or

Exhibits and Schedules--Page 4

other equitable relief, without (a) having to show or prove irreparable harm as may be deemed proper by a court of competent jurisdiction and (b) the requirement imposed by the Court for posting bond which requirement is hereby specifically and knowingly waived.

4.  The Recipient agrees to use the same care and discretion to avoid improper disclosure, publication or dissemination of the Disclosure’s Confidential Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate, but in no event less than reasonable and prudent care.

5.  As used in this Agreement the “Confidential Information” means all tangible and intangible information that is disclosed by the Discloser to the Recipient (either orally, or by visual inspection, and/or in writing), including but not limited to (a) currently available and planned products and services; (b) information regarding distributors, suppliers, developers, contractors and funding sources; (c) financial and management information; (d) product information; (e) research and/or development information; (f) information pertaining to actual and/or potential customers, suppliers, and/or strategic alliances; (g) information of a confidential or private nature relating to Employees and Agents (as defined below); (h) financial data and information; (i) business plans; (j) marketing materials and/or strategies; (k) legal matters, including current and/or potential contracts and/or litigation; (l) in-house e-mail, Internet, security, and/or other systems; (m) information received by the Discloser from third parties that the Discloser is obligated to treat as confidential; and/or (n) any and all information regarding the foregoing that the Discloser discloses to the Recipient.  Failure to include a confidentiality notice on any materials disclosed to the Recipient shall not give rise to inference that the information disclosed is not confidential.  Confidential Information disclosed to the Recipient by any parent corporation, subsidiary, agent and/or affiliated entities of the Discloser or by persons that owe the obligation of confidentiality to the Discloser, whether by contract or otherwise, is also covered by this Agreement.

“Employees and Agents” shall mean the employees, agents, representatives, consultants and independent contractors affiliated with each of us separately.

6.  Confidential Information shall not include any information which the Recipient can, by clear and convincing evidence, establish:

(a)  Is or subsequently becomes publicly available without the Recipient’s breach of any obligation owed to the Discloser under this Agreement;

(b)  Was rightfully in the possession of or known to the Recipient prior to the Discloser’s disclosure of such information to the Recipient, as evidenced by documentation on record at the time of disclosure;

(c)  Became known to the Recipient from a source independent from the Discloser and such independent source did not breach an obligation of confidentiality owed to the Discloser;

(d)  Was independently developed by the Recipient without any breach of this Agreement; or

(e)  Was originally disclosed as Confidential Information hereunder but which the Discloser thereafter authorizes the Recipient to use and/or disclose, and such authorization is in writing which is signed by authorized representatives of the parties;

Exhibits and Schedules--Page 5

(f)  Becomes available to the Receiving Party by wholly lawful inspection or analysis of products offered for sale; or

(g)  Is transmitted by a party after receiving written notification from the other party that it does not desire to receive any further Confidential Information.

The Receiving Party may disclose Confidential Information nevertheless pursuant to a valid order issued by a court or government agency, provided that the Receiving Party provides the Disclosing Party (i)  prior written notice of such obligation; and (ii) the opportunity to oppose such disclosure or obtain a protective order.

7.  The Recipient shall notify the Discloser immediately upon discovery of any unauthorized disclosure of the Confidential Information, or any other breach of this Agreement by the Recipient and/or the Recipient’s Employees and/or Agents, and will cooperate with the Discloser in every reasonable way at the Recipient’s sole cost and expense to prevent its further unauthorized disclosure and/or further breach of this Agreement.

8.  Neither this Agreement nor any disclosure of Confidential Information hereunder grants the Recipient any rights or license under any trademark, copyright or patent now or hereafter owned or controlled by the Discloser.

9.  The Recipient acknowledges and agrees that its limited right to evaluate the Discloser’s Confidential Information shall immediately expire at the completion of the purpose for which the Confidential Information is delivered, if this Agreement is not terminated earlier and then, in that event, the Recipient’s right to evaluate such Confidential Information shall immediately terminate.  The Recipient therefore agrees to return any and all Confidential Information of the Discloser that is in a tangible form, including all originals, copies reproductions, and summaries thereof, to the Discloser within five business days of the date this Agreement expires or is terminated, whichever occurs first, or upon the Discloser’s request, and to also completely erase and destroy any and all copies of all portions of any and all software comprising the Confidential Information in its possession and/or under its responsibility or control which may have been loaded onto the computers of the Recipient and/or its Employees and Agents.

10.  This Agreement shall continue from the date last written below until terminated by either party by giving thirty days’ written notice to the other party of its intent to terminate this Agreement.  Information disclosed pursuant to this Agreement will be subject to the terms of this Agreement for five years following the termination of this Agreement.

11.  The terms of confidentiality under this Agreement shall not be construed to limit either party’s right to independently develop or acquire products without use of the other party’s Confidential Information. The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Confidential Information. Accordingly, nothing in this Agreement prohibit the Receiving Party from developing or having developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development.

Exhibits and Schedules--Page 6

12.  The Receiving Party shall not remove, overprint or deface any notice of confidentiality, copyright, trademark, logo, legend, or other notices of ownership or confidentiality from any originals or copies of Confidential Information it obtains from the Disclosing Party.

13.  CONFIDENTIAL INFORMATION IS PROVIDED “AS IS” WITH ALL FAULTS. IN NO EVENT SHALL THE DISCLOSING PARTY BE LIABLE FOR THE ACCURACY OR COMPLETENESS OF THE CONFIDENTIAL INFORMATION.  None of the Confidential Information disclosed by the parties constitutes any representation, warranty, assurance, guarantee or inducement by either party to the other with respect to the infringement of trademarks, patents, copyrights; any right of privacy; or any rights of third persons.

14.  The parties acknowledge that the Confidential Information disclosed by each of them under this Agreement may be subject to export controls under the laws of the United States. Each party shall comply with such laws and agrees not to knowingly export, re-export or transfer Confidential Information of the other party without first obtaining all required United States or other governmental authorizations or licenses.

15.  The parties hereto are independent contractors. Neither this Agreement nor any right granted hereunder shall be assignable or transferable by operation of law or otherwise.  Any such purposed assignment shall be void.

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EXHIBIT “E”

AGREEMENT NOT TO COMPETE

THIS AGREEMENT NOT TO COMPETE, made and entered into as of _________ ___,   2011, by and between Integrated Freight Corporation, a Florida corporation, (“IFC”) and Cross Creek Trucking, Inc., a Oregon corporation, (jointly and severally, the “Benefited Party(ies)”), and Michael S. DeSimone (the “Restricted Party”).

W I T N E S S E T H :

WHEREAS,  IFC has exchanged some of its securities and other valuable consideration for the issued and outstanding equity securities of CCT pursuant to a Stock Exchange Agreement dated as of _________ ___,   2011; and

WHEREAS, CCT is wholly owned by Mr. DeSimone who personally benefits from such exchange; and

WHEREAS, the Benefited Parties have required as a condition for the exchange of CCT’s Securities, as defined in the Stock Exchange Agreement, that the Restricted Party enter into this Agreement Not To Compete as a means of protecting the value of CCT; and

NOW, THEREFORE, in consideration of the premises herein before set forth, in reliance hereon and the mutual promises of the parties, one to another made herein, and the reliance of each party upon the other(s) based hereon and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree, as follows:

ARTICLE I
PRELIMINARY MATTERS

Section 1.01.  Recitals.  The parties acknowledge the recitals herein above set forth in the preamble are correct, are, by this reference, incorporated herein and are made a part of this Agreement.

Section 1.02.  Use of words and phrases.  Natural persons may be identified by last name, with such additional descriptors as may be desirable.  The words “herein,” “hereby,” “hereunder,” “hereof,” “herein before,” “hereinafter” and any other equivalent words refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.  The words, terms and phrases defined herein and any pronoun used herein shall include the singular, plural and all genders.  The word “and” shall be construed as a coordinating conjunction unless the context clearly indicates that it should be construed as a copulative conjunction.

Section 1.03.  Accounting terms.  All accounting terms not otherwise defined herein shall have the meanings assigned to them under generally accepted accounting principles unless specifically referenced to regulatory accounting principles.

Section 1.04.  Calculation of time lapse or passage; Action required on holidays.  When a provision of this Agreement requires or provides for the calculation of the lapse or passage of a time period, such period shall be calculated by treating the event which starts the lapse or passage as zero; provided, that this provision shall not apply to any

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provision which specifies a certain day for action or payment, e.g. the first day of each calendar month.  Unless otherwise provided, the term “month” shall mean a period of thirty days and the term “year” shall mean a period of 360 days, except that the terms “calendar month” and “calendar year” shall mean the actual calendar period indicated.  If any day on which action is required to be taken or payment is required to be made under this Agreement is not a Business Day (Business Day being a day on which national banks are open for business where the actor or payor is located), then such action or payment shall be taken or made on the next succeeding Business Day.

Section 1.05.  Use of titles, headings and captions.  The titles, headings and captions of articles, sections, paragraphs and other subdivisions contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said articles, sections, paragraphs and other subdivisions

ARTICLE II
COVENANTS

Section 2.01.  Restrictive Covenant.

(a)  The Restricted Party shall not enter into or engage in any business in competition with the business of CCT as it was conducted by CCT (the “Protected Business”) on the date of Close, or within one year prior thereto, either as an individual on his own account, or as a partner, joint venturer, employee, agent, or consultant for any person, or as a director, officer or stockholder (other than as a passive investor) of a corporation or other enterprise, or otherwise, in the territory served by such business during the term of and for a period of one year after the date of the Restricted Party’s termination of employment by IFC or CCT.  The parties acknowledge that even though the Restricted Party has been engaged as the founder, owner and employee of CCT, the Restricted Party acknowledges that (a) he believes he will be able to engage in a livelihood apart from the activities which are prohibited by this Agreement during the specified period, (b) the value and expected future value of the consideration received under the Stock Exchange Agreement dated ____,   2011 is sufficient compensation for his agreements hereunder for the duration of this Agreement and (c) the value and expected future value of the consideration received under the Stock Exchange Agreement dated ____,   2011 is expected to be sufficient to provide for his personal needs for the duration of this Agreement.

(b)  Protected Business shall not include any motor freight component utilizing not more than ten class 8 trucks which is ancillary to businesses in which Mr. DeSimone has an ownership interest, and in particular the businesses of SOS and Blackwell Consolidation.  Protected Business shall not include any local delivery freight component directly related to SOS or Blackwell Consolidation.

Section 2.02.  Enforcement.  It is agreed by the parties that this covenant on the part of the Restricted Party may be enforced against the Restricted Party (a party engaged in the breach being the “Breaching Party”), by injunction, without requirement imposed by the Court for posting bond which the Restricted Party hereby specifically and knowingly waives, as well as by all other legal remedies available to the Benefited Party.  It is agreed by the parties that if any portion of this covenant not to compete is held to be unreasonable, arbitrary or against public policy, the covenant herein shall be considered divisible both as to time and geographical area so that a lesser period or geographical

Exhibits and Schedules--Page 9

area shall remain effective so long as the court determines the same is not unreasonable, arbitrary, or against public policy.  The existence of any claim or cause of action of the Restricted Party against the Benefited Parties, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Benefited Parties of this covenant.

Section 2.03.  Liquidated damages.  It is agreed by the parties that in the event of breach by the Restricted Party of the covenants and agreements herein contained that, as liquidated damages, the Benefited Parties shall be entitled to recover from the Breaching Party attorneys’ fees and costs, including attorneys’ fees on appeal together with, at its election, either (i) the consideration paid to Breaching Party for the covenants and agreements herein contained, or if the breaching party has sold all or part of the non monitory consideration, then the non monitory consideration the Breaching Party has not sold and the gross price at which the Breaching Party sold the balance of the non monitory consideration or (ii) the gross revenues billed by the Breaching Party or any entity owned or controlled (entirely or partially) by the Breaching Party or by any entity employing the Breaching Party for goods and services in competition with the Protected Business, such liquidated damages being for lost business, damage to reputation and bad faith on the part of the Breaching Party and not a penalty.

Section 2.04.  Preservation of business.  The Restricted Party, during the period of this Agreement will not engage in any conduct, nor encourage others to engage in any conduct detrimental to the Protected Business and shall not commit any act, or in any way assist others to commit any act, which will injure such Protected Business and will not divulge any confidential information or make available to any others any documents, files or other papers concerning the Protected Business or financial performance of the Protected Business.

Section 2.05.  Release and termination.  In the event the Benefited Parties default in payment of monies due Restricted Party under the Stock Exchange Agreement pursuant to which this Agreement is executed, or in the event the Benefited Parties permanently cease conducting the Protected Business, the Restricted Party shall be released from this Agreement and this Agreement shall terminate.

ARTICLE III
CONSIDERATION FOR COVENANTS

Section 3.01.  Consideration.  The cash payments and other consideration provided Restricted Party in the Stock Exchange Agreement pursuant to which this Agreement is executed is consideration for the covenants set forth in this Agreement.

ARTICLE IV
MISCELLANEOUS

Section 4.01.  Effective date.  The effective date of this Agreement shall for all purposes be the date set forth in first paragraph hereof notwithstanding a later actual date of execution by any individual party.

Section 4.02.  Entire agreement.  This writing constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements, understandings, representations and warranties, except for the Stock Exchange Agreement among certain of the parties.

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Section 4.03.  Waivers.  No waiver of any provision, requirement, obligation, condition, breach or default hereunder, or consent to any departure from the provisions hereof, shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 4.04.  Amendments.  This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto and amendment, modification or alteration of, addition to or termination of this Agreement or any provision of this Agreement shall not be effective unless it is made in writing and signed by the parties.

Section 4.05.  Construction.  This Agreement has been negotiated by the parties, section by section, and no provision hereof shall be construed more strictly against one party than against the another party by reason of such party having drafted such provision.  The order in which the provisions of this Agreement appear are solely for convenience of organization; and later appearing provisions shall not be construed to control earlier appearing provisions.

Section 4.06.  Invalidity.  It is the intent of the parties that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision hereof shall be prohibited, invalid, illegal or unenforceable, in any respect, under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or non enforceability only, without invalidating the remainder of such provision or the remaining provisions of this Agreement; and, there shall be substituted in place of such prohibited, invalid, illegal or unenforceable provision a provision which nearly as practicable carries out the intent of the parties with respect thereto and which is not prohibited and is valid, legal and enforceable.

Section 4.07.  Multiple counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and, taken together, shall be deemed one and the same instrument.

Section 4.08.  Assignment, parties and binding effect.  This Agreement, and the duties and obligations of any party shall not be assigned without the prior written consent of the other party(ies).  This Agreement shall benefit solely the named parties and no other person shall claim, directly or indirectly, benefit hereunder, express or implied, as a third-party beneficiary, or otherwise.  Wherever in this Agreement a party is named or referred to, the successors (including heirs and personal representative of individual parties) and permitted assigns of such party shall be deemed to be included, and all agreements, promises, covenants and stipulations in this Agreement shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

Section 4.09.  Arbitration.  Unless a court of competent jurisdiction shall find that a particular dispute or controversy cannot, as a matter of law, be the subject of arbitration, any dispute or controversy arising hereunder, other than suit for injunctive relief which can be granted only by a court of competent jurisdiction, shall be settled by binding arbitration in Jackson County, Oregon by a panel of three arbitrators in accordance with the rules of the American Arbitration Association; provided, that the rules of discovery of Circuit Court in and for  Jackson County, Oregon with jurisdiction of the situs of the arbitration shall apply and requests for discovery in accordance therewith shall be enforceable upon a

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plication to such court.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The parties may pursue all other remedies with respect to any claim that is not subject to arbitration.

Section 5.10.  Jurisdiction and venue.  Any action or proceeding for enforcement of this Agreement and the instruments and documents executed and delivered in connection herewith which is determined by a court of competent jurisdiction not, as a matter of law, to be subject to  arbitration as provided in Section 5.09 or which seeks injunctive relief shall be brought and enforced in the courts of the State of Oregon in and for Jackson County, Oregon, and the parties irrevocably submit to the jurisdiction of such court in respect of any such action or proceeding.

Section 5.11.  Applicable law.  This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Oregon applicable to contracts made and to be performed therein (not including the choice of law rules thereof).

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year first above written.

____________________________________________
Michael DeSimone

[Corporate Seal]	Integrated Freight Corporation

Attest:	By:	____________________________________________
Paul A. Henley, Chief Executive Officer
_______________________, Secretary
____________________________________________
[Corporate Seal]	Cross Creek Trucking, Inc.

Attest:	By:	____________________________________________
Michael DeSimone
_______________________, Secretary

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INDEX TO DISCLOSURE SCHEDULES
STOCK EXCHANGE AGREEMENT
AMONG INTEGRATED FREIGHT SYSTEMS, INC, AND CROSS CREEK TRUCKING, INC.
DATED ________,   2011

Schedule 1.  Subsidiaries of CCT.

OTHER DISCLOSURE SCHEDULES WILL BE PROVIDE SUBSEQUENT TO THE EXECUTION OF THE STOCK EXCHANGE AGREEMENT AND PRIOR TO CLOSING

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DISCLOSURE SCHEDULE ___________
STOCK EXCHANGE AGREEMENT
AMONG INTEGRATED FREIGHT CORPORATION, MICHAEL DESIMONE AND CROSS CREEK TRUCKING, INC.
DATED ________,   2011

SUBSIDIARIES OF CCT

1.

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